Exhibit 99.1
LENDINGTREE REPORTS FOURTH QUARTER 2023 RESULTS

Trough AEBITDA Levels Set to Inflect as Insurance Recovery Gathers Pace

•Consolidated revenue of $134.4 million
•GAAP net income of $12.7 million or $0.98 per diluted share
•Variable marketing margin of $60.6 million
•Adjusted EBITDA of $15.5 million
•Adjusted net income per share of $0.28

CHARLOTTE, NC - February 27, 2024 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online financial services marketplace, today announced results for the quarter ended December 31, 2023. The Company has posted a shareholder letter on its investor relations website at investors.lendingtree.com.
"Our company continues to prove durable to adverse economic conditions, as we generated another quarter of solid results despite ongoing pressure from higher interest rates and persistent inflation,” said Doug Lebda, Chairman and CEO. "We have taken decisive action to simplify our company, reduce operating costs, improve our technology and data infrastructure, and fortify our balance sheet. The business is well positioned to benefit from an improved economic environment going forward."
Scott Peyree, President and COO, commented, "The recovery that began in our Insurance segment during Q4 has continued into the new year. We are very excited to be returning to growth. Our lending businesses, including both Home and Consumer, have reached a level of stability over the past three months from a credit tightening perspective that we have not seen in over a year. With the changes we have undertaken to make our company more efficient and agile, we now have a solid foundation to begin leaning into sequential growth opportunities in multiple lending categories."
Trent Ziegler, CFO, added, "Despite the numerous external challanges we faced in 2023, the business generated $78.5 million of AEBITDA and $55 million of free cashflow for the year. During the quarter we repurchased $100 million of our 2025 convertible notes at a discount to par, and maintain $112 million of cash on balance sheet. We are committed to addressing the remainder of this maturity in the most efficient manner possible for our shareholders."
Fourth Quarter 2023 Business Highlights
•Home segment revenue of $25.1 million decreased 48% over fourth quarter 2022 and produced segment profit of $8.1 million, down 50% over the same period.
◦Within Home, mortgage revenue of $9.2 million declined 59% over the prior year period.
•Consumer segment revenue of $49.5 million decreased 43% over fourth quarter 2022.
◦Within Consumer, credit card revenue of $8.1 million decreased 57% year-over-year.
◦Personal loans revenue of $21.9 million decreased 24% over prior year.
•Insurance segment revenue of $59.6 million decreased 11% from fourth quarter 2022 and translated into segment profit of $25.2 million, a decrease of 2% over the same period.

LendingTree Summary Financial Metrics
(In millions, except per share amounts)

	Three Months Ended December 31,		Y/Y	Three Months Ended September 30,	Q/Q
	2023	2022	% Change	2023	% Change

Total revenue	$134.4	$202.1	(33)%	$155.2	(13)%

Income (loss) before income taxes	$13.1	$(11.3)	216%	(152.0)	109%
Income tax (expense) benefit	(0.4)	0.9	(144)%	3.5	(111)%
Net income (loss)	$12.7	$(10.4)	222%	$(148.5)	109%
Net income (loss) % of revenue	9%	(5)%		(96)%

Income (loss) per share
Basic	$0.98	$(0.81)		$(11.43)
Diluted	$0.98	$(0.81)		$(11.43)

Variable marketing margin
Total revenue	$134.4	$202.1	(33)%	$155.2	(13)%
Variable marketing expense (1) (2)	$(73.8)	$(124.0)	(40)%	$(87.5)	(16)%
Variable marketing margin (2)	$60.6	$78.1	(22)%	$67.7	(10)%
Variable marketing margin % of revenue (2)	45%	39%		44%

Adjusted EBITDA (2)	$15.5	$16.7	(7)%	$21.8	(29)%
Adjusted EBITDA % of revenue (2)	12%	8%		14%

Adjusted net income (2)	$3.6	$4.9	(27)%	$7.9	(54)%

Adjusted net income per share (2)	$0.28	$0.38	(26)%	$0.61	(54)%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

LendingTree Segment Results
(In millions)

	Three Months Ended December 31,		Y/Y	Three Months Ended September 30,	Q/Q
	2023	2022	% Change	2023	% Change
Home (1)
Revenue	$25.1	$48.6	(48)%	$33.4	(25)%
Segment profit	$8.1	$16.3	(50)%	$11.3	(28)%
Segment profit % of revenue	32%	34%		34%

Consumer (2)
Revenue	$49.5	$86.2	(43)%	$67.3	(26)%
Segment profit	$28.9	$41.7	(31)%	$34.4	(16)%
Segment profit % of revenue	58%	48%		51%

Insurance (3)
Revenue	$59.6	$67.0	(11)%	$54.5	9%
Segment profit	$25.2	$25.6	(2)%	$23.4	8%
Segment profit % of revenue	42%	38%		43%

Other (4)
Revenue	$0.1	$0.2	(50)%	$—	—%
(Loss) profit	$(0.1)	$(0.1)	—%	$—	—%

Total revenue	$134.4	$202.1	(33)%	$155.2	(13)%

Total segment profit	$62.2	$83.4	(25)%	$69.1	(10)%
Brand marketing expense (5)	$(1.6)	$(5.3)	(70)%	$(1.4)	14%
Variable marketing margin	$60.6	$78.1	(22)%	$67.7	(10)%
Variable marketing margin % of revenue	45%	39%		44%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans. We ceased offering reverse mortgage loans in Q4 2022.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and debt settlement. We ceased offering credit repair in Q2 2023 with the closure of Ovation.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Financial Outlook

Today we are issuing our outlook for the first-quarter and full-year 2024.

For first-quarter 2024:
▪Revenue: $158 - $168 million
▪Variable Marketing Margin: $66 - $72 million
▪Adjusted EBITDA: $17 - $21 million

For full-year 2024:
▪Revenue is anticipated to be in the range of $650 - $690 million, representing a decline of 3% to an increase of 3% compared to 2023.
▪Variable Marketing Margin is expected to be in the range of $280 - $300 million, which is flat to an increase of 7% versus 2023.
▪Adjusted EBITDA is anticipated to be in the range of $85 - $95 million, an increase of 8% to 21% from 2023. This outlook implies positive year-over-year operating leverage driven by our commitment to holding fixed costs near current levels.

Our full-year 2024 outlook assumes Home segment revenue remains depressed, with higher interest rates continuing to impact origination volumes. Our Consumer segment is expected to decline as well, as we expect lender appetite for new customers will not strengthen until the second half of 2024. We anticipate strong revenue growth in our Insurance segment driven by the uptick in carrier demand for new policy growth. In aggregate, we expect Variable Marketing Margin as a percent of revenue to remain in the range of 40-45%. Finally, our fixed costs are expected to remain relatively flat as compared to full-year 2023.

LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax consequences have in the past, and may in the future, significantly affect GAAP results in a particular period.

Quarterly Conference Call

A conference call to discuss LendingTree's fourth-quarter 2023 financial results will be webcast live today, February 27, 2024 at 9:00 AM Eastern Time (ET). The live webcast is open to the public and will be available on LendingTree's investor relations website at investors.lendingtree.com. Following completion of the call, a recorded replay of the webcast will be available on LendingTree's investor relations website.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "Lending Tree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(in thousands)
Selling and marketing expense	$83,168	$97,244	$136,669	$433,588	$702,238
Non-variable selling and marketing expense (1)	(9,407)	(9,805)	(12,717)	(42,031)	(54,914)
Variable marketing expense	$73,761	$87,439	$123,952	$391,557	$647,324

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to variable marketing margin and net income (loss) % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(in thousands, except percentages)
Net income (loss)	$12,719	$(148,465)	$(10,404)	$(122,404)	$(187,952)
Net income (loss) % of revenue	9%	(96)%	(5)%	(18)%	(19)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	8,126	7,570	13,529	38,758	57,769
Non-variable selling and marketing expense (1)	9,407	9,805	12,717	42,031	54,914
General and administrative expense	25,477	26,380	36,575	117,700	152,383
Product development	11,101	10,840	13,140	47,197	55,553
Depreciation	4,831	4,760	5,071	19,070	20,095
Amortization of intangibles	1,682	1,981	3,732	7,694	25,306
Goodwill impairment	—	38,600	—	38,600	—
Restructuring and severance	151	1,955	668	10,118	4,428
Litigation settlements and contingencies	38	(150)	23	388	(18)
Interest (income) expense, net	(10,693)	7,097	6,024	(21,685)	26,014
Other (income) expense	(2,644)	110,910	(2,037)	105,993	(3,843)
Income tax expense (benefit)	397	(3,534)	(935)	(2,515)	133,019
Variable marketing margin	$60,592	$67,749	$78,103	$280,945	$337,668
Variable marketing margin % of revenue	45%	44%	39%	42%	34%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted EBITDA and net income (loss) % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(in thousands, except percentages)
Net income (loss)	$12,719	$(148,465)	$(10,404)	$(122,404)	$(187,952)
Net income (loss) % of revenue	9%	(96)%	(5)%	(18)%	(19)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,682	1,981	3,732	7,694	25,306
Depreciation	4,831	4,760	5,071	19,070	20,095
Restructuring and severance	151	1,955	668	10,118	4,428
Loss on impairments and disposal of assets	182	88	2,329	5,437	6,590
Loss on impairment of investments	—	113,064	—	114,504	—
Goodwill impairment	—	38,600	—	38,600	—
Non-cash compensation	8,177	8,592	11,634	37,176	58,541
Franchise tax caused by equity investment gain	—	—	—	—	1,500
Contribution to LendingTree Foundation	—	—	500	—	500
Acquisition expense	—	—	106	(5)	277
Litigation settlements and contingencies	38	(150)	23	388	(18)
Interest (income) expense, net	(10,693)	7,097	6,024	(21,685)	26,014
Dividend income	(2,021)	(2,154)	(2,037)	(7,888)	(3,842)
Income tax expense (benefit)	397	(3,534)	(935)	(2,515)	133,019
Adjusted EBITDA	$15,463	$21,834	$16,711	$78,490	$84,458
Adjusted EBITDA % of revenue	12%	14%	8%	12%	9%

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and net income (loss) per diluted share to adjusted net income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(in thousands, except per share amounts)
Net income (loss)	$12,719	$(148,465)	$(10,404)	$(122,404)	$(187,952)
Adjustments to reconcile to adjusted net income:
Restructuring and severance	151	1,955	668	10,118	4,428
Goodwill impairment	—	38,600	—	38,600	—
Loss on impairments and disposal of assets	182	88	2,329	5,437	6,590
Loss on impairment of investments	—	113,064	—	114,504	—
Non-cash compensation	8,177	8,592	11,634	37,176	58,541
Franchise tax caused by equity investment gain	—	—	—	—	1,500
Contribution to LendingTree Foundation	—	—	500	—	500
Acquisition expense	—	—	106	(5)	277
Litigation settlements and contingencies	38	(150)	23	388	(18)
Gain on extinguishment of debt	(17,665)	—	—	(48,562)	—
Income tax benefit from adjusted items	—	(5,764)	—	(5,764)	(14,312)
Excess tax expense from stock-based compensation	—	—	—	—	4,658
Income tax expense from valuation allowance	—	—	—	—	139,670
Adjusted net income	$3,602	$7,920	$4,856	$29,488	$13,882

Net income (loss) per diluted share	$0.98	$(11.43)	$(0.81)	$(9.46)	$(14.69)
Adjustments to reconcile net income (loss) to adjusted net income	(0.70)	12.04	1.19	11.74	15.78
Adjustments to reconcile effect of dilutive securities	—	—	—	—	(0.02)
Adjusted net income per share	$0.28	$0.61	$0.38	$2.28	$1.07

Adjusted weighted average diluted shares outstanding	13,020	12,999	12,793	12,957	12,991
Effect of dilutive securities	—	6	2	16	198
Weighted average diluted shares outstanding	13,020	12,993	12,791	12,941	12,793
Effect of dilutive securities	12	—	—	—	—
Weighted average basic shares outstanding	13,008	12,993	12,791	12,941	12,793

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING
LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Comapny's marketing efforts. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel-related expenses. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation,(9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $1.5 million franchise tax caused by the equity investment in Stash.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2022, in our Quarterly Report on Form 10-Q for the period ended September 30, 2023, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.

LendingTree, Inc. is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC (collectively, "LendingTree" or the "Company").

LendingTree is one of the nation's largest, most experienced online financial platforms, created to give consumers the power to win financially. LendingTree provides customers with access to the best offers on loans, credit cards, insurance and more through its network of approximately 500 financial partners. Since its founding, LendingTree has helped millions of customers obtain financing, save money, and improve their financial and credit health in their personal journeys. With a portfolio of innovative products and tools and personalized financial recommendations, LendingTree helps customers achieve everyday financial wins.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com.

Investor Relations:
investors@lendingtree.com

Media Relations:
press@lendingtree.com